Exhibit 4.3

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as of January 8, 2021, among Peabody Energy Corporation, a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of February 15, 2017 (as amended, supplemented or otherwise modified to the date hereof, the “Indenture”), providing for the issuance of 6.000% Senior Secured Notes due 2022 (the “Notes”) and 6.375% Senior Secured Notes due 2025;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding of such series (the “Majority Consents”), enter into a supplemental indenture for the purpose of amending the Indenture with respect to such series;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding of such series (the “Collateral Consents” and, together with the Majority Consents, the “Requisite Consents”), enter into a supplemental indenture for the purpose of releasing the Liens on the Collateral securing the Notes of such series (the “Collateral Release”);

WHEREAS, the Company has commenced (a) an offer to acquire by exchange (the “Exchange Offer”) any and all of the outstanding Notes for (i) new 10.000% Senior Secured Notes due 2024 to be co-issued by PIC AU Holdings LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Company, and PIC AU Holdings Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of the Company, and (ii) new 8.500% Senior Secured Notes due 2024 to be issued by the Company, and (b) a related consent solicitation (the “Consent Solicitation”) from each Holder of the Notes, upon the terms and subject to the conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement, dated December 24, 2020, as supplemented by Supplement No. 1, dated December 31, 2020, and as it may be further amended, supplemented or modified from time to time (the “Statement”);

WHEREAS, the Consent Solicitation contemplates the majority amendments to the Indenture (the “Majority Amendments”) and the collateral release amendments to the Indenture (the “Collateral Release Amendments” and, together with the Majority Amendments, the “Proposed Amendments”) set forth herein and a supplemental indenture in respect of the Proposed Amendments being executed and delivered, with the operation of the Proposed Amendments being subject to, among other things, the receipt by the Company of the Requisite Consents, at or prior to the Expiration Time (as defined in the Statement) and the acceptance for exchange by the Company of at least 66-2/3% in aggregate principal amount of the outstanding Notes pursuant to the Exchange Offer;

WHEREAS, the Company has received the Requisite Consents to effect the Proposed Amendments with respect to the Notes and has furnished to the Trustee evidence of such Requisite Consents;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Seventh Supplemental Indenture with respect to the Notes with the Requisite Consents;

WHEREAS, pursuant to Sections 7.02, 9.05, 13.02 and 13.03 of the Indenture, an Officer’s Certificate and an Opinion of Counsel have been delivered to the Trustee each stating that this Seventh Supplemental Indenture is authorized or permitted by the Indenture, the Collateral Trust Agreement and the other Note Documents and that all conditions precedent provided for in the Indenture to the execution and delivery of this Seventh Supplemental Indenture have been satisfied;

WHEREAS, the Company has been authorized by a resolution adopted by its Board of Directors to enter into this Seventh Supplemental Indenture with respect to the Notes; and

WHEREAS, all other acts and proceedings required by law, the Indenture and the Fourth Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company to execute and deliver this Seventh Supplemental Indenture with respect to the Notes, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee hereby agree as follows:

Section 1. Majority Amendments to the Indenture.

(a) The Indenture is hereby amended, with respect to the Notes, by deleting the following sections of the Indenture and all references and definitions related thereto in their entirety, and replacing all such deleted sections, references and definitions with “[Intentionally Omitted]”:

Section 4.05 (Taxes);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Restricted Payments);

Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

Section 4.09 (Incurrence of Debt and Issuance of Disqualified Stock or Preferred Stock);

Section 4.10 (Asset Sales);

Section 4.11 (Transactions with Affiliates);

Section 4.12 (Liens);

Section 4.14 (Offer to Repurchase Upon Change of Control);

Section 4.15 (Additional Note Guarantees);

Section 4.16 (Designation of Restricted and Unrestricted Subsidiaries);

Section 4.18 (Issuer Status Prior to the Assumption on the Escrow Release Date);

Article V (Successors); and

Section 6.01(c), (d), (e), (f) and (j) (Events of Default).

(b) Section 4.04 (Compliance Certificate) of the Indenture is hereby amended, with respect to the Notes, to read as follows: “The Company shall comply with § 314(a)(4) of the Trust Indenture Act of 1939, as amended.”

(c) The amendments in this Section 1 apply only as to the Notes and not as to the 6.375% Senior Secured Notes due 2025 issued under the Indenture.

Section 2. Collateral Release Amendments to the Indenture.

(a) In accordance with Section 12.05(4) of the Indenture, with respect to the Notes, all Liens on the Collateral are hereby released, terminated and discharged in full and all such Collateral is hereby reconveyed to the Company and the Guarantors, as applicable, as is, where is, without recourse or representation or warranty of any kind.

(b) With respect to the Notes, Section 12.01 is deleted in its entirety and replaced with the following:

“Section 12.01 Release of Collateral

From and after the date of execution of that certain Seventh Supplemental Indenture between the Company and the Trustee, the Notes shall cease to be secured by the Collateral and the Notes shall represent unsecured Obligations of the Company. The Collateral Trustee is hereby appointed on behalf of the Holders to act on behalf of the Holders in accordance with this Article XII, and is directed and authorized to take all actions (including, without limitation, any applicable filings, releases or terminations) as may be reasonably requested by the Company to provide or evidence that the Liens shall cease to secure the Notes pursuant to the Indenture and the other Security Documents and to enter into any amendments, modifications or releases to the Security Documents or with respect to the Collateral Trust Agreement. The provisions of this Article XII that continue to be in effect are in effect solely for the purpose of effecting the foregoing and providing the Trustee and the Collateral Trustee (as applicable) with the authority, exculpations and indemnity relating to such actions. Each Holder consents and agrees to the release of Liens on the Collateral and any actions taken by the Trustee and the Collateral Trustee in connection with the foregoing.”

(c) The Indenture is hereby amended, with respect to the Notes, by deleting the following sections of the Indenture and all references and definitions related thereto in their entirety, and replacing all such deleted sections, references and definitions with “[Intentionally Omitted]”:

Section 4.19 (Creation and Perfection of Certain Security Interests After the Escrow Release Date);

Section 12.02 (Collateral Trust Agreement);

Section 12.03 (Collateral Trustee);

Section 12.04 (Release of Liens on Collateral);

Section 12.05 (Release of Liens in Respect of Notes);

Section 12.06 (Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt);

Section 12.07 (Relative Rights);

Section 12.08 (Further Assurances; Insurance); and

Section 12.09 (Intercreditor Agreement).

(d) Each reference to “6.000% Senior Secured Notes due 2022” in the Indenture, the Notes or any Security Document is hereby deemed changed to “6.000% Senior Notes due 2022” without any further action by the Trustee or the Collateral Trustee.

(e) The amendments in paragraphs (a) – (c) of this Section 2 apply only as to the Notes and not as to the 6.375% Senior Secured Notes due 2025 issued under the Indenture.

Section 3. Effect and Operation of Seventh Supplemental Indenture.

This Seventh Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this Seventh Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, however, that notwithstanding anything in the Indenture or this Seventh Supplemental Indenture to the contrary, (i) the provisions of Section 1 hereof shall not be operative until the Company has accepted for exchange validly tendered Notes representing a majority in aggregate principal amount of the outstanding Notes pursuant to the Exchange Offer and (ii) the provisions of Section 2 hereof shall not be operative until the Company has accepted for exchange validly tendered Notes representing 66-2/3% in aggregate principal amount of the outstanding Notes pursuant to the Exchange Offer, with the result that the amendments to the Indenture effected by Section 1 and Section 2 of this Seventh

Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such acceptance for exchange shall not occur with respect to a majority or 66-2/3%, as applicable, in aggregate principal amount of the outstanding Notes. Following the acceptance for exchange by the Company of a majority or 66-2/3% in aggregate principal amount of the outstanding Notes, the Company will promptly deliver an Officer’s Certificate to the Trustee stating that the provisions of Section 1 and/or Section 2 hereof, as applicable, have become operative.

Section 4. Reference to and Effect on the Indenture.

(a) On and after the effective date of this Seventh Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Seventh Supplemental Indenture unless the context otherwise requires, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

Section 5. Construction.

Except as otherwise herein expressly provided or unless the context otherwise requires, the rules of construction set forth in Section 1.03 of the Indenture shall apply to this Seventh Supplemental Indenture mutatis mutandis.

Section 6. Governing Law.

THIS SEVENTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 7. Trustee Disclaimer.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Seventh Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company. In acting pursuant to the terms of this Seventh Supplemental Indenture, the Trustee shall be entitled to all of the rights, privileges and immunities of the Trustee set forth in the Indenture, the Collateral Trust Agreement and the other Note Documents, as though fully set forth herein.

Section 8. Counterparts and Method of Execution.

The parties may sign multiple counterparts of this Seventh Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 9. Headings.

The headings of this Seventh Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10. Separability.

Each provision of this Seventh Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Seventh Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11. Successors.

All agreements of each of the Company in this Seventh Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Company in this Seventh Supplemental Indenture shall bind their respective successors and permitted assigns.

Section 12. Collateral Trustee.

The Collateral Trustee is an express third party beneficiary of this Seventh Supplemental Indenture. In acting pursuant to the terms of this Seventh Supplemental Indenture, the Collateral Trustee shall be entitled to all of the rights, privileges and immunities of the Collateral Trustee set forth in the Indenture, the Collateral Trust Agreement and the other Note Documents, as though fully set forth herein. Notwithstanding anything to the contrary herein, the rights, privileges and immunities of the Collateral Trustee set forth in the Indenture, the Collateral Trust Agreement and the other Note Documents shall survive the effectiveness and operation of this Seventh Supplemental Indenture.

[Signatures are on the following pages.]

IN WITNESS HEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and attested, all as of the date first above written.

PEABODY ENERGY CORPORATION

By:	/s/ James A. Tichenor
Name:	James A. Tichenor
Title:	Vice President and Treasurer

[Signature Page to Seventh Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Banking Officer

[Signature Page to Seventh Supplemental Indenture]